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                                                   Exhibit 15

June 25, 1999


The Stockholders and Board of Directors
First Data Corporation


We are aware of the incorporation by reference in the Registration Statement on Form S-8 pertaining to the First Data Corporation Incentive Savings Plan of our report dated April 23, 1999 relating to the unaudited consolidated interim financial statements of First Data Corporation that are included in its Form 10-Q for the quarter ended March 31, 1999.

Pursuant to Rule 436(c) of the Securities Act of 1933 our reports are not a part of the registration statement prepared or certified by accountants within the meaning of Section 7 or 11 of the Securities Act of 1933.



                              /s/ Ernst & Young LLP

                             Ernst & Young LLP